UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
         13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13d-2(b)

                               (Amendment No. 1)*


                        Reckson Associates Realty Corp.
                        -------------------------------
                                (Name of Issuer)


                             Common Stock - Class B
                             ----------------------
                         (Title of Class of Securities)


                                   75621K304
                                   ---------
                                 (CUSIP Number)


                                 April 26, 2001
                                 --------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
[_]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on the Followng Pages)
                               (Page 1 of Pages)

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 2 of 7
          ---------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Paloma International L.P.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

  NUMBER OF SHARES              5. Sole Voting Power                  0

    BENEFICIALLY                6. Shared Voting Power                0

   OWNED BY EACH                7. Sole Dispositive Power             0

  REPORTING PERSON              8. Shared Dispositive Power           0

       WITH
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                     [_]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 3 of 7
          ---------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  S. Donald Sussman

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

  NUMBER OF SHARES              5. Sole Voting Power                  0

    BENEFICIALLY                6. Shared Voting Power                0

   OWNED BY EACH                7. Sole Dispositive Power             0

  REPORTING PERSON              8. Shared Dispositive Power           0

       WITH
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                     [_]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 4 of 7
          ---------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Amaranth L.L.C.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

  NUMBER OF SHARES              5. Sole Voting Power                  0

    BENEFICIALLY                6. Shared Voting Power                0

   OWNED BY EACH                7. Sole Dispositive Power             0

  REPORTING PERSON              8. Shared Dispositive Power           0

       WITH
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                     [_]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                  OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 5 of 7
          ---------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Nicholas M. Maounis

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

  NUMBER OF SHARES              5. Sole Voting Power                  0

    BENEFICIALLY                6. Shared Voting Power                0

   OWNED BY EACH                7. Sole Dispositive Power             0

  REPORTING PERSON              8. Shared Dispositive Power           0

       WITH
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                     [_]

--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 6 of 7
          ---------


         This statement is filed pursuant to Rule 13d-2(b) with respect to the Common Stock - Class B (the "Common Stock") of Reckson Associates Realty Corp. (the "Issuer") beneficially owned by Paloma International L.P., S. Donald Sussman, Amaranth L.L.C. and Nicholas M. Maounis (collectively, the "Reporting Persons") as of June 12, 2001 and amends and supplements the Schedule 13G dated February 6, 2001 filed by the Reporting Persons (the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.


Item 4.   Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)     Amount beneficially owned:

                  The Reporting Persons beneficially own no shares of Common Stock.

          (b)     Percent of class:

                  Not applicable.

          (c)     Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote

                  Not applicable.

                  (ii)  Shared power to vote or to direct the vote

                  Not applicable.

                  (iii)  Sole power to dispose or to direct the disposition of

                  Not applicable.

                  (iv)  Shared power to dispose or to direct the disposition of

                  Not applicable.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

CUSIP NO. 75621K304                SCHEDULE 13G/A                    Page 7 of 7
          ---------


Item 10.  Certification.

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated:  June 12, 2001

          PALOMA INTERNATIONAL L.P.
          By: Paloma GP LLC (f/k/a Latitude LLC),
                   as general partner



                   By: /s/ Michael J. Berner
                       --------------------------
                       Michael J. Berner,
                       Vice President



                   /s/ S. Donald Sussman
          ----------------------------------------
                   S. Donald Sussman




          AMARANTH L.L.C.
          By: Amaranth Advisors L.L.C., as Managing Member


                   By: /s/ Michael J. Berner
                       --------------------------
                       Michael J. Berner,
                       Vice President



                   /s/ Nicholas M. Maounis
          ----------------------------------------
                   Nicholas M. Maounis